                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. _____ ) *


                           Darling International Inc.
                           --------------------------
                                (Name of Issuer)

              Common Stock, par value at $0.01 par value per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    237266101
                                    ---------
                                 (CUSIP Number)


                               September 11, 2003
                               ------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

   [   ]   Rule 13d-1(b)
   [ X ]   Rule 13d-1(c)
   [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 237266101


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     D. E. Shaw Laminar Portfolios, L.L.C.
     01-0577802
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,902,607
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,902,607
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,902,607

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 237266101


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     D. E. Shaw & Co., L.P.
     13-3695715
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,902,607
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,902,607
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,902,607

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No. 237266101

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     D. E. Shaw & Co., L.L.C.
     13-3799946

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,902,607
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,902,607
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,902,607

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 237266101


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     David E. Shaw

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,902,607
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,902,607
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,902,607

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

Item 1.
     (a) Name of Issuer
     Darling International Inc.
     (b) Address of Issuer's Principal Executive Offices
     251 O'Connor Ridge Blvd., Suite 300
     Irving, TX 75038

Item 2.
     (a) Name of Person Filing
     D. E. Shaw Laminar Portfolios, L.L.C.
     D. E. Shaw & Co., L.P.
     D. E. Shaw & Co., L.L.C.
     David E. Shaw

     (b) Address of Principal Business Office or, if none, Residence
     The business address for all filers is:
     120 W. 45th Street, Tower 45, 39th Floor
     New York, NY 10036
     (c) Citizenship
     D. E. Shaw Laminar Portfolios, L.L.C. is a limited liability corporation organized under the laws of the state of Delaware.
     D. E. Shaw & Co., L.P. is a limited partnership organized under the laws of the state of Delaware.
     D. E. Shaw & Co., L.L.C. is a limited liability corporation organized under the laws of the state of Delaware.
     David E. Shaw is a citizen of the United States of America.

     (d) Title of Class of Securities
     Common stock, par value $0.01 par value per share
     (e) CUSIP Number
     237266101

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4. Ownership.
     (a)  Amount beneficially owned:

D. E. Shaw Laminar Portfolios, L.L.C.: 3,907,607 Shares
D. E. Shaw & Co., L.P.:                3,907,607 Shares
D. E. Shaw & Co., L.L.C.:              3,907,607 Shares
David E. Shaw:                         3,907,607 Shares

(b) Percent of class:

D. E. Shaw Laminar Portfolios, L.L.C.:   6.3%
D. E. Shaw & Co., L.P.:                  6.3%
D. E. Shaw & Co., L.L.C.:                6.3%
David E. Shaw:                           6.3%

(c) Number of shares to which the person has:

     (i) Sole power to vote or to direct the vote:

         D. E. Shaw Laminar Portfolios, L.L.C.:   -0-
         D. E. Shaw & Co., L.P.:                  -0-
         D. E. Shaw & Co., L.L.C.:                -0-
         David E. Shaw:                           -0-

     (ii) Shared power to vote or to direct the vote:

         D. E. Shaw Laminar Portfolios, L.L.C.:  3,907,607 Shares
         D. E. Shaw & Co., L.P.:                 3,907,607 Shares
         D. E. Shaw & Co., L.L.C.:               3,907,607 Shares
         David E. Shaw:                          3,907,607 Shares

     (i) Sole power to dispose or to direct the disposition of:

         D. E. Shaw Laminar Portfolios, L.L.C.:  -0-
         D. E. Shaw & Co., L.P.:                 -0-
         D. E. Shaw & Co., L.L.C.:               -0-
         David E. Shaw:                          -0-

     (ii) Shared power to dispose or to direct the disposition of:

         D. E. Shaw Laminar Portfolios, L.L.C.:  3,907,607 Shares
         D. E. Shaw & Co., L.P.:                 3,907,607 Shares
         D. E. Shaw & Co., L.L.C.:               3,907,607 Shares
         David E. Shaw:                          3,907,607 Shares


David Shaw does not own any shares directly. By virtue of David Shaw's position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C., and by virtue of David Shaw's position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Laminar Portfolios, L.L.C., David Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 3,902,607 shares owned by
D. E. Shaw Laminar Portfolios, L.L.C., constituting 6.3% of the outstanding shares and, therefore, David Shaw may be deemed to be the beneficial owner of such shares. David Shaw disclaims beneficial ownership of such 3,902,607 shares.

Item 5.   Ownership of Five Percent or Less of a Class
          Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
          Not Applicable

Item 8.   Identification and Classification of Members of the Group
          Not Applicable

Item 9.   Notice of Dissolution of Group
          Not Applicable

Item 10.  Certification
          By signing below, each of D. E. Shaw Laminar Portfolios, L.L.C.,
          D. E. Shaw & Co., L.P., D. E. Shaw & Co., L.L.C., and David Shaw certify that, to the best of such reporting person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct. A Power of Attorney, dated February 5, 2001 granted by David E. Shaw in favor of Stuart Steckler, is attached hereto.

Dated: September 22, 2003


                                      D. E. Shaw Laminar Portfolios, L.L.C.

                                      By: D. E. Shaw & Co., L.L.C., as managing
                                          member

                                      By: /s/ Stuart Steckler
                                          -----------------------------
                                          Stuart Steckler
                                          Managing Director


                                      D. E. Shaw & Co., L.P.

                                      By: /s/ Stuart Steckler
                                          ---------------------------------
                                          Stuart Steckler
                                          Managing Director


                                      D. E. Shaw & Co., L.L.C.

                                      By: /s/ Stuart Steckler
                                          ---------------------------------
                                          Stuart Steckler
                                          Managing Director


                                      David E. Shaw

                                      By: /s/ Stuart Steckler
                                          ---------------------------------
                                          Stuart Steckler
                                          Attorney-in-Fact for David E. Shaw

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned Reporting Persons hereby agrees to the joint filing, along with all other such Reporting Persons, on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Darling International Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of this 22nd day of September, 2003.

                                D. E. Shaw Laminar Portfolios, L.L.C.

                                By: D. E. Shaw & Co., L.L.C., as managing
                                member

                                By: /s/ Stuart Steckler
                                    ------------------------------
                                    Stuart Steckler
                                    Managing Director


                                D. E. Shaw & Co., L.P.

                                By: /s/ Stuart Steckler
                                    ------------------------------
                                    Stuart Steckler
                                    Managing Director


                                D. E. Shaw & Co., L.L.C.

                                By: /s/ Stuart Steckler
                                    ------------------------------
                                    Stuart Steckler
                                    Managing Director


                                David E. Shaw

                                By: /s/ Stuart Steckler
                                    ------------------------------
                                    Stuart Steckler
                                    Attorney-in-Fact for David E. Shaw

                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, David E. Shaw, hereby make, constitute and appoint each of:

         Lou Salkind and

         Stu Steckler,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity as President of D. E. Shaw & Co., Inc. (acting for itself or as the general partner or managing member of D. E. Shaw & Co., L. P., D.E. Shaw Development, L.P., D. E. Shaw & Co., L.L.C., D. E. Shaw Development, L.L.C., or Attenuon, L.L.C.) all documents, certificates, instruments, statement, other filings and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution and delivery, furnishing or filing of the applicable document.

This power of attorney shall be valid from the date hereof and replaces the power granted on January 14, 1997, which is hereby cancelled.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: February 5, 2001

DAVID E. SHAW
/s/David E. Shaw
----------------------------
New York, New York